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FOR IMMEDIATE RELEASE                                           October 16, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396
         John A. Simas, EVP and CFO - 781-221-6307
         FAX: (781) 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS AND THE DECLARATION OF A DIVIDEND OF $.16 PER SHARE

Burlington,  Mass.- BostonFed  Bancorp,  Inc. (AMEX:  BFD) (the "Company"),  the
parent of Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, and Broadway National Bank ("BNB"), a national chartered commercial bank, announced third quarter net income of $1,440,000, or $0.32 basic and $0.31 diluted earnings per share, compared to a net loss of $3,530,000, or $0.80 basic and diluted loss per share for the third quarter of 2002. The loss incurred in the third quarter of 2002 was primarily the result of a $7.0 million goodwill impairment charge, a $1.7 million originated mortgage servicing rights ("OMSR") impairment charge and an expense of $750,000 to settle a lawsuit.

For the nine months ended September 30, 2003, net income was $1,374,000 or $0.31 basic and $0.30 diluted earnings per share, compared to $1,075,000 or $0.24 basic and $0.23 diluted earnings per share for the nine months ended September 30, 2002. The current year to date earnings have been negatively impacted by the settlement with the Massachusetts Department of Revenue for $1.8 million for additional state taxes and interest applicable to the real estate investment trust ("REIT"), an incremental loan loss provision of $2.1 million, an $800,000 increase in OMSR impairment charges and continued margin erosion. The third quarter 2002 issues mentioned above as well as an additional lawsuit settlement during the first quarter of that year negatively impacted earnings for the nine months ended September 30, 2002.

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share. The dividend is payable on or about November 13, 2003, to shareholders of record at the close of business on October 30, 2003.

Although average interest-earning assets increased by $45.2 million in the current quarter, net interest income declined to $8.8 million from $9.7 million for the third quarter of 2002. The lowest interest rates in decades have precipitated high levels of loan prepayments, which combined with reinvestment in lower yielding loans and investment securities, as well as diminishing opportunities to continue lowering interest rates on core deposits, which are already earning historically low interest rates, have caused a decrease in the net interest margin. The net interest margin declined from 2.73% for the quarter ended September 30, 2002 to 2.39% in the current quarter. On a linked-quarter basis (June 30, 2003), the net interest margin declined by six basis points. On a year to date basis, net interest income was $29.9 million, a decline of $6.7 million from the prior year period also due to declining net interest margins.

The provision for loan losses was $450,000 for the quarter ended September 30, 2003, compared to $350,000 for the comparable quarter last year. The increase in the provision was necessary due to increased levels of non-performing loans and classified assets and the higher balances invested in commercial real estate loans, business loans and other higher yielding/higher risk loans. On a year to date basis, the provision for loan losses was $2.9 million, compared to $850,000 for the nine months ended September 30, 2002. The current year to date provision is higher primarily due to the replenishment to the allowance for loan losses ("ALL") in the second quarter of this year, necessitated by a $1.6 million charge-off during that quarter. At September 30, 2003, the Company's non-performing assets totaled $9.8 million, or 0.60% of total assets, compared to the December 31, 2002 balance of $6.5 million, or 0.43% of total assets. The allowance for loan losses was $13.8 million at September 30, 2003, compared to $12.7 million at December 31, 2002. These amounts represent 236.6% of non-performing loans and 1.13% as a percent of loans at September 30, 2003, compared to 230.2% and 1.13%, respectively, at December 31, 2002.

Total non-interest income increased to $4.3 million for the quarter ended September 30, 2003, compared to $3.1 million for the quarter ended September 30, 2002, due primarily to improvement in the loan processing and servicing fees. Loan processing and servicing fees were a negative $341,000 for the quarter ended September 30, 2003, compared to a negative $1.4 million for the comparable quarter in the prior year. Higher mortgage interest rates at September 30, 2003, compared to June 30, 2003, caused estimated mortgage pre-payment speeds to decline during the current quarter, thereby allowing the Company to recover approximately $1.2 million of its $3.1 million valuation allowance on its OMSRs. On a year to date basis, loan processing and servicing fees were a negative $2.9 million, compared to a negative $1.9 million for last year to

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date.  The primary  reason for the decrease was due to OMSR  impairment  charges
(net of adjustment to valuation allowance), totaling $3.6 million during the nine months ended September 30, 2003, and $2.8 million for the prior year comparable period. The OMSR valuation allowance was $1.9 million at September 30, 2003. With the most recent adjustment, the OMSR balance of $6.0 million, net of valuation allowance, represents approximately 63 basis points of the $958.8 million of loans serviced for others.

Gain on sale of loans amounted to $3.0 million for the quarters ended September 30, 2003 and 2002. On a year to date basis, gain on sale of loans was $8.8 million, compared to $8.6 million for the nine months ended September 30, 2002. The continued strong levels of gain on sale of loans resulted from the high volumes of one- to four-family mortgage loan sales, made possible by the volume of lending activity in the current low interest rate environment. Included in the above gain on sale of loans were gains on sale of manufactured housing loans, which amounted to $1.0 million for the quarters ended September 30, 2003 and 2002. On a year-to-date basis gain on sale of manufactured housing loans was $2.9 million, compared to $3.3 million for the nine months ended September 30, 2002. These volumes reflect the continuing recessionary levels of activity in the manufactured housing market.

Deposit service fees increased to $1.0 million in the current quarter, compared to $789,000 in the quarter ended September 30, 2002. On a year-to-date basis, deposit service fees were $2.7 million, compared to the prior year-to-date total of $2.2 million. The increase was primarily due to increases in fees and higher levels of deposit account services activity.

Total non-interest expense was $10.2 million for the quarter ended September 30, 2003, compared to $17.8 million for the prior year comparable quarter. Non-interest expenses were higher in the prior year quarter due primarily to the $7.0 million goodwill impairment and $750,000 legal settlement. For the nine months ended September 30, 2003, total non-interest expense was $29.7 million, compared to $37.2 million for the prior year to date due to primarily the same issues that impacted the third quarter of 2002. The total non-interest expense for the nine months ended September 30, 2002 was also impacted by a $500,000 legal settlement at the Company's BNB subsidiary during the first quarter of 2002.

Compensation and benefits were $112,000 lower in the current quarter than the prior year third quarter as the Company is not accruing a portion of the short-term incentive plan ("STIP") due to the level of current earnings, which would preclude the payout of a substantial portion of the plan. On a year to date basis, compensation is $92,000 higher in the nine months ended September 30, 2003, despite the non-accrual of a portion of the STIP mentioned above, primarily due to the expense incurred for the Company's defined benefits pension plan ("pension plan"). The pension plan expense for the current year to date period was $940,000, compared to $200,000 for the three and nine months ended September 30, 2002. Prior to July 1, 2002, the pension plan's sponsor had been in an over-funded status. Advertising expense increased to $481,000 in the current quarter from $365,000 in the prior year comparable quarter due to the rollout of a more focused branding program for the Company's subsidiary, BFS. Year to date, advertising expense totaled $1.1 million, compared to $862,000 for the nine months ended September 30, 2002. The increase was also due to the recent expenditures for the branding program.

Income tax expense for the quarter ended September 30, 2003, was $1.1 million, for an effective tax rate of 42.3%, compared to a tax benefit of $1.8 million, or an effective tax benefit of 34.0% for the quarter ending September 30, 2002. Income tax expense for the nine months ended September 30, 2003 was $3.0 million, for an effective tax rate of 68.7% due primarily to the REIT settlement for current and retroactive income taxes with the Mass. DOR in June of this year. Excluding the effects of the REIT settlement, the effective tax rate for the nine months ended September 30, 2003, was 41.4%. Income tax expense was $575,000, for an effective tax rate of 34.8% for the nine months ended September 30, 2002.

Total assets at September 30, 2003, were $1.635 billion, compared to $1.526 billion at December 31, 2002, an increase of $108.9 million. Loans, net of allowance for loan losses increased by $117.9 million to a new record level of $1.189 billion at September 30, 2003 from $1.071 billion at December 31, 2002 as the Company retained a larger portion of its loan production for portfolio purposes. Additionally, the Company securitized and retained a portion of its loan production in the form of mortgage-backed securities held to maturity, which increased by $53.0 million from $25.4 million at December 31, 2002 to a balance of $78.4 million at September 30, 2003. Somewhat offsetting these increases were lower balances in cash and cash equivalents, which declined by $9.9 million from a balance of $74.7 million at December 31, 2002 to $64.7 million at September 30, 2003 due primarily to a reduction in Federal Home Loan Bank ("FHLB") Overnight Deposits. Additionally, mortgage-backed securities available for sale declined by $37.1 million to a balance of $77.4 million at September 30, 2003, due to rapid prepayments, and loans held for sale declined by $16.4 million to a balance of $15.2 million at September 30, 2003 as a smaller portion of loan production was earmarked for sale during the recent quarter.

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Deposit  accounts  were  $960.7  million  on  September  30,  2003,  essentially
unchanged   from  the   $960.3   million   balance   at   December   31,   2002.
Wholesale-brokered certificates of deposit were $125.0 million at September 30, 2003, reflecting a decline of $7.7 million since December 31, 2002.

Federal Home Loan Bank advances increased by $109.3 million to a balance of $535.9 million at September 30, 2003, compared to $426.6 million at December 31, 2002. These funds were used to support growth in the loan portfolio. A substantial portion of these advances will be repaid following the acquisition of seven branch offices from Encore Bank, which is expected later in October 2003.

Total stockholders' equity was $92.7 million at September 30, 2003, compared to $93.0 million at December 31, 2002. On a per share basis, the book value was $20.83 at September 30, 2003, compared to $21.17 at December 31, 2002. The stockholders' equity to total assets ratio of the Company was 5.7% at September 30, 2003, and 6.1% at December 31, 2002.

The Company did not repurchase any stock under its 10th stock repurchase program during the quarter as its capital needs will increase as a result of the acquisition of seven branch offices from Encore Bank. The Company will not resume its repurchase program until such time as its capital levels return to more normalized levels. As of September 30, 2003, the Company has acquired 79,067 shares of its outstanding common stock at an average price of $25.85 per share under the existing program and has 143,904 shares remaining to be repurchased under this program. Outstanding shares as of September 30, 2003, were 4,461,396.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provision for forward looking statement contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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                            BOSTONFED BANCORP, INC.



Consolidated Balance Sheets                                          September 30, December 31,
----------------------------------                                      2003          2002
                                                                     ---------     ----------
                                                          (Dollars In Thousands, Except Per Share Amounts)
                                                                            (Unaudited)
Assets
----------
Cash and cash equivalents                                           $    64,730   $    74,672
Investment securities available for sale                                108,179       112,888
Investment securities held to maturity                                    2,525         2,524
Mortgage-backed securities available for sale                            77,379       114,515
Mortgage-backed securities held to maturity                              78,444        25,429
Loans held for sale                                                      15,234        31,614
Loans, net of allowance for loan losses                               1,189,233     1,071,356
Accrued interest receivable                                               6,067         6,470
Stock in FHLB of Boston & Federal Reserve Bank                           27,485        24,552
Bank-owned life insurance                                                25,247        24,316
Premises and equipment, net                                              10,394        10,133
Goodwill                                                                 10,776        10,776
Real estate owned                                                         3,994             0
Other assets                                                             14,845        16,367
                                                                     -----------   ------------
          Total assets                                              $ 1,634,532   $ 1,525,612
                                                                     ===========   ============
Liabilities and Stockholders' Equity
------------------------------------------
Liabilities:
  Deposit accounts                                                  $   960,728   $   960,278
  Federal Home Loan Bank advances & other borrowings                    535,894       426,560
  Corporation obligated mandatorily redeemable capital securities        32,000        32,000
  Advance payments by borrowers for taxes and insurance                   2,842         2,317
  Other liabilities                                                      10,324        11,484
                                                                     -----------   ------------
          Total liabilities                                           1,541,788     1,432,639
                                                                     -----------   ------------
Stockholders' equity:
  Common stock and additional paid- in- capital                          69,903        69,347
  Retained earnings                                                      63,496        64,242
  Accumulated other comprehensive income                                    562         1,096
  Less unearned 1996 Stock-Based Incentive Plan                               0           (14)
  Less Treasury Stock                                                   (41,217)      (41,698)
                                                                     -----------   ------------
                 Total stockholders' equity                              92,744         92,973
                                                                     -----------   ------------
          Total liabilities and stockholders                        $ 1,634,532   $  1,525,612
                                                                     ===========   ============

Selected Financial Highlights (At End of Period)
------------------------------------------------
  Total stockholders' equity to total assets                                5.7%           6.1%
  Market value per share                                                 $30.25         $26.70
  Book value per common share                                            $20.83         $21.17
  Number of shares outstanding                                        4,461,396      4,425,348
  Non-performing loans                                                   $5,829         $5,497
  Real estate owned and other repossessed assets                         $3,994         $1,026
  Total non-performing assets                                            $9,823         $6,523
  Total non-performing assets as a percent of
      total assets                                                         0.60%          0.43%
  Allowance for loan losses                                             $13,790        $12,656
  Allowance for loan losses as a percent of
      non-performing loans                                               236.58%        230.23%
  Allowance for loan losses as a percent of
      non-performing assets                                              140.38%        194.02%
  Allowance for loan losses as a percent of loans                          1.13%          1.13%
  Total loans serviced for others                                       $958,763    $1,084,797


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                             BOSTONFED BANCORP, INC.

Consolidated Statements of Income
--------------------------------------------

                                                            Three Months Ended       Nine Months Ended
                                                               September 30,             September 30,
                                                        ------------------------  -----------------------
                                                            2003         2002         2003        2002
                                                            ----         ----         ----        ----
                                                         (Dollars In Thousands, Except Per Share Amounts)
                                                                           (Unaudited)
Interest income:
  Loans                                                 $  15,995    $  18,541    $  48,429   $   55,729
  Mortgage-backed securities                                1,362        2,234        4,496       6,301
  Investment securities                                       997        1,030        3,235       3,021
                                                         ----------   ----------   ----------  ----------
    Total interest income                                  18,354       21,805       56,160      65,051
                                                         ----------   ----------   ----------  ----------
Interest expense:
  Deposit accounts                                          4,465        5,709       14,355      16,937
  Borrowed funds                                            4,244        5,538       12,950      17,105
  Corporation obligated mandatorily redeemable
    capital securities distributions                          881          881        2,642       2,642
                                                         ----------   ----------   ----------  ----------
    Total interest expense                                  9,590       12,128       29,947      36,684
                                                         ----------   ----------   ----------  ----------
Net interest income                                         8,764        9,677       26,213      28,367
Provision for loan losses                                     450          350        2,900         850
                                                         ----------   ----------   ----------  ----------
  Net interest income after provision for loan losses       8,314        9,327       23,313      27,517
Non-interest income:
  Deposit service fees                                        972          789        2,728       2,194
  Loan processing and servicing fees                         (341)      (1,368)      (2,869)     (1,877)
  Gain on sale of loans                                     2,958        2,994        8,779       8,593
  Income from bank owned life insurance                       304          313          931         916
  Gain on sale of investments                                   0           61            7         361
  Other                                                       440          327        1,243       1,153
                                                         ----------   ----------   ----------  ----------
    Total non-interest income                               4,333        3,116       10,819      11,340
                                                         ----------   ----------   ----------  ----------
Non-interest expense:
  Compensation and benefits                                 6,106        6,218       17,935      17,843
  Occupancy and equipment                                   1,228        1,222        3,684       3,652
  Data processing                                             526          478        1,520       1,476
  Advertising expense                                         481          365        1,140         862
  Deposit insurance premiums                                   40           39          128         125
  Impairment/Amortization of goodwill                           0        7,000            0       7,000
  Legal settlements                                             0          750            0       1,250
  Other                                                     1,771        1,717        5,331       4,999
                                                         ----------   ----------   ----------  ----------
    Total non-interest expense                             10,152       17,789       29,738      37,207
                                                         ----------   ----------   ----------  ----------
Income (loss) before income taxes                           2,495       (5,346)       4,394       1,650
Income tax (benefit) expense                                1,055       (1,816)       3,020         575
                                                         ----------   ----------   ----------  ----------
Net income (loss)                                       $   1,440    $  (3,530)   $   1,374   $   1,075
                                                         ==========   ==========   ==========  ==========

Selected Financial Highlights--
----------------------------------------
     (For the periods ending)
  Basic earnings (loss) per share                           $0.32       ($0.80)       $0.31       $0.24
  Diluted earnings (loss) per share                         $0.31       ($0.80)       $0.30       $0.23
  Weighted average number of shares outstanding:
    Basic                                               4,437,073    4,422,131    4,409,349   4,413,438
    Diluted                                             4,676,644    4,722,611    4,622,858   4,688,075
  Return on average assets (annualized)                      0.37%       (0.92)%       0.12%       0.10%
  Return on average stockholders'
        equity (annualized)                                  6.18%      (14.07)%       1.96%       1.46%
  Net interest rate spread (annualized)                      2.19%        2.47%        2.26%       2.49%
  Net interest margin (annualized)                           2.39%        2.73%        2.47%       2.76%
  Mortgage loan originations
      (Dollars in Thousands)                             $440,768     $302,154   $1,112,543    $821,271

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